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                                                                  Exhibit 14(d)
                           HEARTLAND FUNDS SIMPLE IRA

                         ATTACHMENT TO IRS FORM 5305-SA

                                  ARTICLE VIII

(Additional provisions agreed upon by Participant and Custodian to complete this Agreement)

1. DEFINITIONS.

    (a)  "Custodian" shall mean the Firstar Trust Company.

    (b) "Fund" or "Funds" shall mean the Heartland Fund shares offered by the Investment Company for purchase under this Agreement, and such other mutual fund shares which the Investment Company chooses to make available for IRA investment through a servicing agreement.

    (c) "Investment Company" shall mean Heartland Group, Inc., a registered investment company, and its affiliates, including Heartland Advisors, Inc., the investment advisor to the Funds.

    (d) "Participant" shall mean the individual who establishes this SIMPLE IRA by executing and agreeing to be bound by this Agreement.

2. ACCOUNT INVESTMENT.

    (a) All Participant salary reduction contributions and other matching or nonelective contributions made by the Participant's employer on behalf of the Participant shall identify the Participant's account number, and shall be invested by the Custodian in shares of the Funds in accordance with the Participant's or the Participant's employer's directions (whichever is applicable). Contributions which are accompanied by inadequate account identification or investment directions shall be invested by the Custodian in the Portico Money Market Fund until the Custodian receives proper investment directions.

    (b) All contributions shall be invested in whole or fractional shares of the Fund at a price and in the manner in which such shares are being publicly offered. All distributions received by the Custodian on shares of the Fund shall be reinvested in like shares and credited to the Participant's account.

    (c) All shares of the Fund acquired by the Custodian shall be registered in the name of the Custodian or its registered nominee.
         The Participant shall be the beneficial owner of all Fund shares held in the Participant's account and the Custodian shall not vote such shares, except upon written direction of the Participant. The Custodian will forward to every Participant a then current Prospectus, reports, notices, proxies and any materials applicable to Fund shares received by the Custodian.

    (d) Neither the Custodian nor the Investment Company shall have any liability in connection with any contributions to the custodial account, nor any investment choices made by the Participant or the Participant's employer or beneficiaries, as applicable.

3. EXPENSES AND FEES.

     Any and all charges, expenses and fees shall be charged against and deducted from the Participant's custodial account, including all reasonable expenses incurred by the Custodian in the administration of the account, all charges involved in the investment and/or redemption of shares as stated in the then current Prospectus, all income taxes and other taxes of any kind that are assessed upon the assets of the account, or income arising therefrom, any fees for legal services rendered to the Custodian in relation to the account, and the Custodian's fees, which shall be as stated in the Application. Extraordinary charges resulting from unusual administrative duties not contemplated herein will be subject to such additional charges as will reasonably compensate the Custodian for its services.

4. AMENDMENT AND TERMINATION.

    (a) This custodial account is intended to be a qualified individual retirement custodial account used with a SIMPLE retirement plan and is intended to comply with the requirements of Sections 408(a) and 408(p) of the Internal Revenue Code. The Participant hereby delegates to the Investment Company the power to amend this Custodial Account Agreement as necessary to comply with applicable provisions of the Code and related regulations. The Participant also delegates to the Investment Company the power to amend the Custodial Account Agreement in any other manner not inconsistent with the provisions of applicable law, such amendments to be binding upon the Participant upon written notification unless within 30 days after such notification, the Participant provides written objection to any such amendment. Notwithstanding the above, no amendment shall cause or permit any part of the assets of the custodial account to be diverted to purposes other than for the exclusive benefit of the Participant or his beneficiaries, nor shall any amendment increase the duties of the Custodian without the Custodian's consent.

    (b)  The Participant may at any time terminate the custodial account by delivering to the Custodian a written notice of such termination setting forth the effective date thereof.
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    (c)  The custodial account created by this Agreement shall automatically terminate upon distribution to the Participant or any beneficiary designated under Paragraph 6 of Article VIII hereof of the entire balance in the custodial account.

    (d) The Custodian may be removed by the Investment Company at any time upon sixty (60) days written notice to the Custodian. At any time the Custodian may elect to resign upon sixty (60) days written notice to the Investment Company and Participant. The notice shall contain the conditional appointment of a successor Custodian which shall be an entity appointed by the Investment Company and qualified to act as custodian of individual retirement accounts under the Internal Revenue Code. Absent the Participant's written objection to a new Custodian within sixty (60) days after notification, the appointment of the successor Custodian shall be deemed acceptable by the Participant.

5. RECORDS AND COMMUNICATIONS.

    (a) Records of all contributions, investments, disbursements and other transactions performed shall be kept by the Custodian, and communicated to the Participant or the Participant's designated representative within 60 days after the close of each calendar year (or within such lesser period as may be required by applicable law), or after the Custodian's removal or resignation pursuant to Article VIII, Paragraph 4.

    (b)  All communications to the Custodian shall be addressed to:
         Firstar Trust Company, Heartland Funds IRA, Post Office Box 701, Milwaukee, Wisconsin 53201-0701. Communications to the Participant will be mailed to the Participant's last known address. The Participant shall notify the Custodian of any change in address.

6. BENEFICIARY DESIGNATION.

     The Participant may designate a beneficiary or beneficiaries to receive any benefits which may be payable to the Participant after the Participant's death. In the absence of the Participant's designation of any beneficiary, or the death of all designated beneficiaries prior to the complete distribution of the benefit, the benefits due shall be payable to the Participant's spouse, if any; or if not living, then in equal shares to the Participant's children surviving the Participant and to the descendants then living of a deceased child by right of representation. If the Participant leaves no spouse, children or descendants of children surviving, then any benefits due shall be paid to such Participant's estate. The Participant is hereby notified that state community property law may affect the Participant's designation of a beneficiary and that the Participant is solely responsible for any payment made pursuant to such beneficiary designation or this Custodial Account Agreement absent any designation.

7. DISTRIBUTIONS

    (a) The Custodian shall, from time to time, subject to the provisions of Article IV, make distributions out of the custodial account to the Participant, in such manner and amounts as may be specified in written instructions of the Participant. All such instructions shall be deemed to constitute a certification by the Participant that the distribution so directed is one that the Participant is permitted to receive.

    (b) Upon the Participant's death, the election of either option (i) or option (ii) under paragraph 4(b) of Article IV must be made by December 31 of the year following the year of the Participant's death. If the beneficiary or beneficiaries do not elect either of the distribution options described in paragraph 4(b)(i) and 4(b)(ii) of
         Article IV by such date, distribution will be made in accordance with paragraph 4(b)(ii) of Article IV if the beneficiary is the Participant's surviving spouse and in accordance with paragraph 4(b)(i) of Article IV if the beneficiary or beneficiaries include anyone other than the surviving spouse.

    (c) If the Participant does not choose any of the methods of distribution described in paragraphs 3(a) through 3(e) of Article IV by the April 1 following the calendar year in which he or she reaches age 70 1/2, then by that date, and by each December 31 thereafter, distribution to the Participant will be made only in such amounts as will satisfy the requirements of the minimum distribution rules in paragraph 1 of Article IV above, based on the joint life expectancy of the Participant and his or her designated beneficiary (or based on the Participant's sole life expectancy if the Participant has no designated beneficiary, or is treated as having no designated beneficiary for purposes of the minimum distribution rules described above).

    (d) Distributions from this SIMPLE IRA shall be subject to a 25% excise tax on early distributions in accordance with Code Section 72(t)(6) if made during the two year period commencing on the date the Participant first participated in the employer's SIMPLE retirement plan.

    (e) Neither the Custodian nor the Investment Company shall have any liability with respect to any distribution from the Participant's custodial account pursuant to instructions received from the Participant (or beneficiary) or in accordance with this Agreement, or for any consequences to the Participant or beneficiary arising from such distribution including, but not limited to, excise and other taxes and penalties which might accrue or be assessed by reason thereof, nor shall the Custodian or Investment Company be under any duty to make any inquiry or investigation with respect thereto.

     8. LEGISLATION GOVERNS.

     The law of the State of Wisconsin shall govern this agreement as to all matters which are to be determined by reference to state law as distinguished from federal law.